Franklin Financial Corporation Reports Second Quarter 2013 Financial Results

Richmond, Va., May 6, 2013 – Franklin Financial Corporation (NASDAQ: FRNK) (“the Company”), the parent company of Franklin Federal Savings Bank, announced net income for the three months ended March 31, 2013 of $2.7 million, or $0.23 per share, compared to $2.5 million, or $0.19 per share, for the three months ended March 31, 2012. Net income for the six months ended March 31, 2013 was $5.0 million, or $0.42 per share, compared to $4.3 million, or $0.32 per share, for the six months ended March 31, 2012.

“We continued to enhance stockholder value during our latest quarter as tangible book value per share increased 9% on an annualized basis,” noted Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer. “We are pleased with the continued strong performance of our investment portfolio and a $9.2 million increase in loans during the March 31, 2013 quarter. However, challenges remain as we continue to deal with declining net interest income and nonperforming loans that were made prior to the recession. Though nonperforming loans are higher than we would like, these assets generate positive interest income and, to date, have resulted in relatively modest credit losses. Therefore, we will continue to exercise restraint and patience in working with our borrowers to resolve these loans.”

Second Quarter Highlights

•	Tangible book value increased $0.43 per share in the three months ended March 31, 2013 to $18.92 per share.
•	Total comprehensive income was $4.1 million for the three months ended March 31, 2013, consisting of net income of $2.7 million and other comprehensive income of $1.4 million.
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Net interest margin for the three months ended March 31, 2013 increased 8 basis points to 2.66% from the prior quarter and decreased 2 basis points from the comparable prior year quarter, and net interest income increased $36,000 from the prior quarter and declined $395,000 from the comparable prior year quarter.

•	The Company had gains of $1.4 million on sales of securities and $525,000 on sales of other real estate owned for the three months ended March 31, 2013.
•	The Company recorded a provision for loan losses of $126,000 for the three months ended March 31, 2013 compared to a credit provision of $298,000 for the three months ended March 31, 2012.
•	Nonperforming assets increased $6.1 million in the three months ended March 31, 2013 to $50.6 million.
•	The Company repurchased 174,985 shares of its common stock for $3.1 million ($17.68 per share on average) under its previously announced stock repurchase programs.

Net Interest Income

Net interest income for the three months ended March 31, 2013 decreased $395,000, or 5.8%, to $6.4 million compared to $6.8 million for the three months ended March 31, 2012. This decrease was primarily the result of the sale, maturity and prepayment of higher yielding securities and loans, which resulted in both lower remaining balances and lower yields on these asset classes. Average interest-earning assets decreased $43.2 million and average interest-bearing liabilities declined $14.7 million for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.  Interest income on loans declined $377,000 and interest income on securities declined $771,000, while deposit costs declined $332,000 and FHLB borrowing costs declined $376,000.  Our net interest margin for the three months ended March 31, 2013 increased 8 basis points from the prior quarter and decreased 2 basis points from the same quarter in the prior year to 2.66%. The yield on loans and securities decreased 26 basis points and 39 basis points, respectively, and the cost of deposits and FHLB borrowings declined 20 basis points and 35 basis points, respectively. The decline in deposit costs was the result of the lower interest rate environment. The decline in the cost of FHLB borrowings was the result of the Company’s exchange of nine FHLB advances for lower-rate advances during the third quarter of fiscal 2012.

Net interest income for the six months ended March 31, 2013 decreased $1.1 million, or 7.9%, to $12.7 million compared to $13.8 million for the six months ended March 31, 2012. This decrease was primarily the result of the sale, maturity and prepayment of higher yielding securities and loans, which resulted in both lower remaining balances and lower yields on these asset classes. Average interest-earning assets decreased $48.5 million and average interest-bearing liabilities declined $18.8 million for the six months ended March 31, 2013 compared to the six months ended March 31, 2012.  Interest income on loans declined $1.0 million and interest income on securities declined $1.6 million, while deposit costs declined $701,000 and FHLB borrowing costs declined $746,000.  Our net interest margin for the six months ended March 31, 2013 decreased 7 basis points from the same period in the prior year to 2.62%. The yield on loans and securities decreased 24 basis points and 45 basis points, respectively, and the cost of deposits and FHLB borrowings declined 21 basis points and 37 basis points, respectively. The decline in deposit costs was the result of the lower interest rate environment. The decline in the cost of FHLB borrowings was the result of the Company’s exchange of nine FHLB advances for lower-rate advances during the third quarter of fiscal 2012.

Noninterest Income, Excluding Impairment Charges and Gains and Losses on Sales of Securities

Noninterest income, excluding impairment charges and gains and losses on sales of securities, increased $90,000, or 8.5%, to $1.1 million for the three months ended March 31, 2013 compared to $1.1 million for the three months ended March 31, 2012.  For the six months ended March 31, 2013, noninterest income, excluding impairment charges and gains and losses on sales of securities, increased $755,000, or 33.2%, to $3.0 million compared to $2.3 million for the six months ended March 31, 2012.  The increase for both the three and six month periods was primarily the result of an increase in net gains on sales of other real estate owned, which increased $97,000 and $939,000 for the three and six month periods, respectively. For the six month period, this increase was partially offset by a $279,000 decrease in other service charges and fees due to fees received on the prepayment of several large loans in the six months ended March 31, 2012.

Impairment Charges and Gains and Losses on Sales of Securities

The Company recorded other-than-temporary impairment (“OTTI”) charges in earnings of $76,000 and $195,000 for the three and six months ended March 31, 2013, respectively, compared to charges of $871,000 and $2.3 million for the three and six months ended March 31, 2012, respectively.  OTTI charges for the three and six months ended March 31, 2013 related entirely to debt securities compared to $719,000 and $815,000 on debt securities and $152,000 and $1.5 million on equity securities for the three and six months ended March 31, 2012, respectively. OTTI charges in the current year related to the Company’s investment in an auction-rate municipal bond backed by student loans that experienced deteriorating collateral quality as well as the Company’s portfolio of non-agency CMOs.

Sales of securities resulted in net gains of $1.4 million for both the three and six months ended March 31, 2013, respectively. There were no gains or losses on sales of securities for the three or six months ended March 31, 2012.

Other Noninterest Expenses

Other noninterest expenses increased $1.1 million, or 30.5%, to $4.7 million for the three months ended March 31, 2013 compared to $3.6 million for the three months ended March 31, 2012. For the six months ended March 31, 2013, other noninterest expenses increased $2.1 million, or 29.9%, to $9.3 million compared to $7.2 million for the six months ended March 31, 2012. The increase for both the three and six month periods was primarily due to an increase in personnel expenses of $748,000 and $1.5 million for the three and six month periods, respectively, and an increase in other operating expenses of $406,000 and $756,000 for the three and six month periods, respectively, both primarily due to increased compensation expense related to stock options and restricted stock granted to officers and directors under the 2012 Equity Incentive Plan. The increase in other operating expenses for both the three and six month periods was also due to increased technology costs as we prepare for the introduction of additional checking products in fiscal 2013.

Asset Quality

Nonperforming assets increased $6.1 million in the three months ended March 31, 2013 and $1.5 million in the six months ended March 31, 2013 to $50.6 million. The increase for the three months ended March 31, 2013 was the result of an $8.2 million increase in nonperforming loans, partially offset by a $2.1 million decrease in other real estate owned. Nonperforming loans totaled $40.2 million at March 31, 2013 compared to $31.9 million at December 31, 2012 and $32.6 million at September 30, 2012.  Other real estate owned totaled $10.4 million at March 31, 2013 compared to $12.5 million at December 31, 2012 and $16.5 million at September 30, 2012. Total nonperforming loans as a percentage of total loans at March 31, 2013 were 8.33% compared to 6.76% at December 31, 2012 and 7.02% at September 30, 2012. The primary reason for the increase in nonperforming loans at March 31, 2013 was the addition of $7.0 million of loans secured by land in the western part of Virginia. These loans matured at December 31, 2012 and have not yet been renewed or restructured, though the borrower has continued to make payments according to the original loan terms.

The Company recorded a provision for loan losses of $126,000 for the three months ended March 31, 2013 compared to a credit provision of $298,000 for the three months ended March 31, 2012. The Company recorded a provision for loan losses of $361,000 for the six months ended March 31, 2013 compared to a credit provision of $152,000 for the six months ended March 31, 2012. The allowance for loan losses as a percentage of total loans was 2.21% at March 31, 2013 compared to 2.25% at December 31, 2012 and 2.22% at September 30, 2012.

Stock Repurchase Programs

During the three months ended March 31, 2013, the Company repurchased 23,085 shares of its common stock for $396,000, or an average price of $17.14 per share, under its second stock repurchase program, completing that program. Also during the three months ended March 31, 2013, the Company repurchased 151,900 shares of its common stock for $2.7 million, or an average price of $17.76 per share, under its previously announced third repurchase program.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating non-owner-occupied one- to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans.  The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices.  Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.  Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Additional factors that may affect our results are discussed in the Company’s Form 10-K for the year ended September 30, 2012 under the Item 1A titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(Dollars in thousands)	2013	2012	2013	2012
Operating Data:
Interest and dividend income	$9,914	$11,017	$19,912	$22,454
Interest expense	3,523	4,231	7,166	8,613
Net interest income	6,391	6,786	12,746	13,841
Provision for loan losses	126	(298)	361	(152)
Net interest income after provision
for loan losses	6,265	7,084	12,385	13,993
Noninterest income (expense):
Impairment of securities reflected in earnings	(76)	(871)	(195)	(2,326)
Gains on sales of securities, net	1,382	-	1,413	-
Gains on sales of other real estate owned	525	428	1,564	625
Other noninterest income	624	631	1,462	1,646
Total noninterest income (expense)	2,455	188	4,244	(55)
Other noninterest expenses	4,713	3,612	9,306	7,166

Income before provision for income taxes	4,007	3,660	7,323	6,772
Income tax expense	1,292	1,152	2,299	2,489
Net income	$2,715	$2,508	$5,024	$4,283

Per Share Data
	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(Amounts in thousands, except per share data)	2013	2012	2013	2012
Basic net income per share	$0.23	$0.19	$0.42	$0.32
Diluted net income per share	$0.23	$0.19	$0.42	$0.32
Tangible book value per share at end of period	$18.92	$18.38	$18.92	$18.38
Shares outstanding at end of period	12,737	14,303	12,737	14,303
Weighted-average shares outstanding
Basic	11,817	13,223	11,961	13,214
Diluted	11,965	13,223	12,097	13,214

Quarterly Data

(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	March 31, 2012
Financial Condition Data:
Total assets	$1,052,094	$1,057,783	$1,070,781	$1,099,870
Cash and cash equivalents	143,106	135,970	119,879	135,996
Securities available for sale	345,097	362,996	394,179	404,659
Securities held to maturity	17,387	19,385	20,372	22,975
Loans, net	467,898	458,700	450,465	457,037
Loans held for sale	643	740	1,458	1,953
Cash surrender value of bank-owned life insurance	33,651	33,335	33,008	32,356
Deposits	628,810	637,499	640,304	637,943
Federal Home Loan Bank borrowings	172,841	172,522	172,204	190,000
Total stockholders’ equity	241,007	239,067	249,467	262,905

Capital Ratios(1):
Tier 1 capital to adjusted tangible assets	17.10%	16.64%	17.68%	16.73%
Tier 1 risk-based capital to risk weighted assets	26.34	25.64	26.62	24.95
Risk-based capital to risk weighted assets	27.60	26.89	27.87	26.21
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(1)  Ratios are for Franklin Federal Savings Bank.

	For the Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	March 31, 2012
Performance Ratios:
Return on average assets(2)	1.04%	0.86%	0.94%	0.93%
Return on average equity(2)	4.57	3.71	3.99	3.89
Interest rate spread(2)(3)	2.34	2.26	2.28	2.27
Net interest margin(2)(4)	2.66	2.58	2.62	2.68
Efficiency ratio(5)	67.18	63.85	65.27	48.52
Average interest-earning assets to
average interest-bearing liabilities	121.31	120.91	123.43	124.41
Average equity to average assets	22.83	23.15	23.52	23.76
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(2)  Annualized.
(3)  Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)  Represents net interest income as a percent of average interest-earning assets.
(5)  A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges on OREO and net losses on the sale of fixed assets and foreclosed assets, by the sum of net interest income and other noninterest income, net of impairments of securities, gains or losses on sales of securities, gains and losses on sales of OREO and net gains on sales of fixed assets.

	For the Three Months Ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	March 31, 2012
Asset Quality:
Allowance for Loan Losses
Beginning balance	$10,649	$10,284	$10,806	$11,749
Provision	126	235	(607)	(298)
Recoveries	13	144	714	3
Charge-offs	(150)	(14)	(629)	(248)
Ending balance	$10,638	$10,649	$10,284	$11,206
Nonperforming Assets at Period End
Nonaccrual loans	$40,171	$31,939	$32,567	$35,966
Other real estate owned	10,440	12,532	16,502	8,831
Total nonperforming assets	50,611	44,471	49,069	44,797
Performing troubled debt restructurings (6)	5,518	5,526	5,534	-
Total non-performing assets and performing troubled debt restructurings	$56,129	$49,997	$54,603	$44,797
Allowance for loan losses as a percent of total loans at period end	2.21%	2.25%	2.22%	2.38%
Allowance for loan losses as a percent of nonperforming loans at period end	26.48	33.34	31.58	31.16
Nonperforming loans as a percent of total loans at period end	8.33	6.76	7.02	7.63
Nonperforming assets as a percent of total assets at period end	4.81	4.20	4.58	4.07
Total nonperforming assets and troubled debt
restructurings to total assets at period end	5.33	4.73	5.10	4.07
Net charge-offs (recoveries) to average loans
outstanding during the period (annualized)	0.12	(0.11)	(0.07)	0.21
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(6)  Performing troubled debt restructurings do not include troubled debt restructurings that remain on nonaccrual status and are included in nonaccrual loans above.

Non-GAAP Reconciliation

	For the Three Months Ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	March 31, 2012
Net interest income	$6,391	$6,355	$6,654	$6,786
Plus: Total noninterest income	2,455	1,789	1,328	188
Less: Gains on sales of securities, net	(1,382)	(31)	(840)	-
Plus: Net impairment reflected in income	76	119	280	871
Less: Gains on sales of OREO	(525)	(1,039)	(62)	(428)
Total net interest income and adjusted other noninterest income	$7,015	$7,193	$7,360	$7,417

Other noninterest expenses	$4,713	$4,593	$4,833	$3,612
Less: Net losses on sales of fixed assets	-	(1)	(29)	(13)
Adjusted other noninterest expenses	$4,713	$4,592	$4,804	$3,599

Efficiency ratio	67.18%	63.85%	65.27%	48.52%